EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Third Quarter 2022 Conference Call
November 3, 2022
11 a.m. CT

Introductory Comments – Jordan Jennings

Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the third quarter of 2022 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 2, 2022 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Richard Stockton. Please go ahead Richard.

Introduction – Richard Stockton

Good morning, and welcome to our third quarter earnings conference call. I will begin by providing an overview of our business and an update on our portfolio. After that, Deric will provide a review of our financial results, and then Chris will provide an update on our asset management activity. Afterward, we will open the call for Q&A.

We have four key themes for today’s call:

•First, our luxury resort portfolio continues to outperform and helped drive Comparable Hotel EBITDA of $40.7 million for the quarter, an increase of 23.5% versus the comparable quarter in 2019,
•Second, we continue to see strong momentum in our capital raising for our non-traded preferred stock, which is allowing us to go on offense and grow our portfolio during an attractive time in the cycle, and we are excited about our recent announcement regarding our agreement to acquire the Four Seasons Resort Scottsdale at Troon North,
•Third, our portfolio is well-positioned to continue to outperform with very strong forward bookings as we are now seeing corporate transient and group business accelerating in their recovery on top of the already strong leisure segment, and
•Fourth, our balance sheet is in good shape, and we have no remaining final debt maturities in 2022.

Before diving into our hotel performance for the quarter, I’d like to spend some time addressing two items that impacted our AFFO in the quarter: interest expense and non-traded preferred equity dividends. Our AFFO per share for the third quarter was $0.16, compared to $0.17 for the prior year quarter. First, our interest expense in the recent quarter was higher. Our weighted average interest rate at the end of the quarter was 5.5% versus 2.6% in the prior year quarter. This is a result of our strategy of utilizing capped floating rate debt. As we have stated before, we primarily utilize floating-rate debt as we believe it provides a natural hedge to our cash flows. As the Fed has raised short term interest rates, that has obviously impacted our interest expense on our floating rate loans. For the quarter, our interest expense increased $5.9 million compared to the prior year quarter. However, our Adjusted EBITDAre increased $12.2 million over the prior year quarter, which was more than two times the increase in interest expense. Also, with LIBOR currently at 3.8%, effectively 41% of our consolidated debt is fixed as our interest rate caps have kicked in. If LIBOR increases above 4%, which it appears is highly likely, effectively 77% of our debt would be fixed. Those interest rate caps burn off over time, and if you assume LIBOR stays above 4%, the amount of our debt that would effectively be fixed would be 77% in Q4 and 72% in Q1 2023.

The second item I want to address is that as we’ve ramped up our non-traded preferred capital raising, we’ve seen an increase in our preferred dividends. For the third quarter, preferred dividends were $4.1 million higher than the same quarter last year. We continue to believe this non-traded preferred is an attractive source of growth capital for us. As we deploy the capital into hotel investments, we’d expect the returns on those investments to more than offset the cost over time.

Speaking of which, we are excited about our recent announcement regarding our agreement to acquire the Four Seasons Resort Scottsdale at Troon North for $267.8 million. This 210-room luxury resort sits on 37 acres and is ideally located in picturesque North Scottsdale. We expect to close the transaction in the fourth quarter with cash on hand, and no common equity will be issued to fund the acquisition. This property fits perfectly with our strategy of owning luxury hotels and resorts and further diversifies our portfolio.

Moving on to our quarterly results, we’re extremely pleased with our record third quarter results and continue to see outperformance compared to 2019. Our Comparable Hotel EBITDA of $40.7 million during the quarter was driven by strong occupancy levels at our resort properties. Additionally, RevPAR for all hotels in the portfolio increased approximately 19% for the third quarter of 2022 compared to the third quarter of 2021, which also represents an increase of approximately 19% when compared to the third quarter of 2019.

Many of our hotels are in drive-to leisure markets and have been well-positioned to benefit from persistent leisure demand. In total, nine of our fifteen hotels are considered resort destinations. We are pleased to report that this segment delivered a combined Hotel EBITDA of $25.0 million for the quarter.

We continue to be encouraged with the ramp up of our urban hotels which generated $15.7 million of Comparable Hotel EBITDA in the third quarter. For the third quarter, all six properties posted positive Hotel EBITDA. This is a significant turnaround as demand is quickly returning to our cities. This includes leisure as well as corporate transient and corporate group demand. We’ve been saying that the recovery in our urban hotels would be the next phase of growth for our portfolio and, in the third quarter, these assets continued to exhibit solid growth.

While leisure demand continues to be strong, particularly on weekends, we’ve been encouraged by the continued rebound in corporate transient and corporate group demand. Overall, we have seen these trends continue into a strong start to the fourth quarter. For the month of October, our preliminary figures suggest that we finished with 73% occupancy and an ADR of $382, which equated to a RevPAR of $280 for the month, exceeding 2019 by 14%.

Looking ahead, we continue to see an attractive pipeline of acquisition opportunities in the market. We will continue to be extremely disciplined in our investment approach and only focus on transactions that we believe will be accretive to total shareholder return.

Our balance sheet is in good shape, and we have an attractive maturity schedule with our next hard maturity not until April 2023.

We have also been active on the investor relations front. In the months ahead, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Braemar.

Looking ahead, our unique portfolio, which is focused on the luxury segment and with properties in both resort and urban markets, positions us to perform well in both the near term and the long term as leisure demand continues and business and group travel resumes. We have the highest quality hotel portfolio in the public markets that is generating positive cash flow at the corporate level, and what we believe is a solid liquidity position and balance sheet with attractive debt financing in place.

I will now turn the call over to Deric.

Financial Review – Deric Eubanks

Thanks, Richard.

For the third quarter of 2022, we reported net loss attributable to common stockholders of $(14.1) million or $(0.20) per diluted share.

For the quarter, we reported AFFO per diluted share of $0.16. In previous quarters, we had included the as-converted shares associated with our Series B convertible preferred stock and our convertible notes in our fully diluted share count for purposes of calculating AFFO. Beginning this quarter, we are no longer including those shares and will only include those shares upon conversion. We believe this practice is more consistent with how our peers report, and we believe it will make it easier for analysts and investors to model the Company’s performance.

Adjusted EBITDAre for the quarter was $34.0 million, which was 19% higher than what we reported in the third quarter of 2019.

During the quarter, the Company booked an accrual of $5.2 million in G&A expense. This accrual is in anticipation of the true-up for the Ashford Securities Contribution Plan that the Company expects to happen sometime in 2023. The true-up is based on actual capital raised through Ashford Securities and will be split between Braemar, Ashford Trust, and Ashford Inc. Excluding that accrual, our corporate G&A was consistent with recent previous quarters.

At quarter end, we had total assets of $2.2 billion. We had $1.2 billion of loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 5.5%. We have interest rate caps in place on 75% of our floating rate debt. Taking into account the current level of LIBOR and the corresponding interest rate caps, approximately 41% of the Company’s debt is effectively fixed and approximately 59% is effectively floating. As of the end of the third quarter, we had approximately 36.8% net debt to gross assets and continue to make progress in our deleveraging efforts.

We ended the quarter with cash and cash equivalents of $358.9 million and restricted cash of $53.9 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $22.9 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs. As you can see, with our cash on hand and our ongoing capital raise of the non-traded preferred, we have plenty of cash to fund the announced acquisition of the Four Seasons Resort Scottsdale.

On the capital markets front, while we did not complete any financings during the quarter, we have an attractive maturity schedule with our next final maturity not until April 2023. Our 2023 maturities include the loans on the Ritz-Carlton Sarasota, Hotel Yountville, and Bardessono. As you can see in our earnings release, the trailing 12-month EBITDA debt yield on these loans ranges from 14% to 32%, therefore we do not anticipate any challenges with these refinancings given the high-quality nature of these assets and the low LTVs.

I am also pleased to report that during the third quarter we issued approximately 5.0 million shares of our Series E and Series M non-traded preferred stock raising approximately $114.5 million in net proceeds. This strong fund-raising momentum has continued and since the end of the third quarter, we have issued an additional 1.6 million shares of our Series E and Series M non-traded preferred stock raising approximately $36.3 million in net proceeds. We currently have 11.6 million shares of our Series E and Series M non-traded preferred stock outstanding, and have raised approximately $262 million of net proceeds from this offering. We expect the proceeds from the sale of the Series E and Series M non-traded preferred stock as well as our internally generated cash flow to be our primary source of capital to facilitate our growth and deleveraging goals.

As of September 30, 2022, our portfolio consisted of 15 hotels with 3,736 net rooms.

Our share count currently stands at 79.8 million fully diluted shares outstanding, which is comprised of 71.5 million shares of common stock and 8.3 million OP units.

This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.

Asset Management – Chris Nixon

Thank you, Deric.

Comparable RevPAR for our portfolio increased 19% during the third quarter relative to both the same time period in 2019 and 2021. The outperformance of this portfolio during the third quarter is evident when you contrast our portfolio to the market as a whole with the U.S. Luxury chain scale having only increased 9% and the Upper Upscale chain scale having only increased 1% over comparable 2019 RevPAR levels. Our resort assets are thriving, with our resort Hotel EBITDA having grown by over 74% during the third quarter, relative to comparable 2019. We are also pleased with the third quarter performance of the portfolio’s group pace, recent acquisitions, and the number of record-setting results.

Group room revenue for the full year is pacing ahead of 2019 by 2%, with the third quarter actualizing ahead of 2019 by 12%. The collective lead volume for the portfolio has improved every quarter this year compared to 2019, and we are seeing a much shorter booking window relative to 2019, which bears with it the ability for more nimble pricing strategies. Group rate actualized for the third quarter 20% above comparable 2019. We are also seeing an acceleration in our group booking volume, with group room revenue booked during September exceeding 2019 by approximately 86%. In fact, we already have more group room revenue booked for the fourth quarter than we did during comparable 2019.

Our urban hotels have been some of the larger beneficiaries of our accelerated group success. We entered 2022 with all urban hotels below comparable 2019 RevPAR levels. As we stand now, in September, two-thirds of the urban assets are ahead of comparable 2019 RevPAR. One of those hotels is a recent acquisition, the Mr. C in Beverly Hills. During the diligence process, our team created a 70-point takeover plan, which is having a significant impact on property performance. While we have only owned the hotel for 14 months, we are already performing near our year-3 investment underwriting. Overall, during the third quarter, Mr. C has exceeded comparable 2019 RevPAR by 3% and has driven group room revenue by more than 45% relative to 2019.

We would also like to quickly highlight that we had a substantial number of property performance records broken during the third quarter. Six of our hotels set their highest all-time third quarter RevPAR. Collectively, these assets outperformed their third quarter 2019 RevPAR by 21%. Promisingly, they include a variety of assets, between urban and resort, such as the Mr. C in Beverly Hills and The Ritz-Carlton Lake Tahoe. More encouraging, heading into the fourth quarter, we are seeing signs that this record-breaking pattern may continue.

One of the record-breaking hotels was the Park Hyatt Beaver Creek, where total revenue for the third quarter was higher than any other third quarter in the history of the hotel, finishing 5% above comparable 2021, the previous record year. A large component of the successful quarter was our group segment, where we had approximately 8,300 group room nights, which was a 19% increase to comparable 2019. The team has been successful in initiating collaboration amongst local businesses to promote village-wide events during off seasons in the community.

I would also like to highlight that Hurricane Ian and Fiona had an impact on our resort portfolio with total net displacement being approximately $1.5 million in total revenue. Our Ritz-Carlton in Sarasota experienced the largest displacement, with approximately $575K in total revenue impacted and approximately $3.9 million in property damage. Despite the tropical storms, every single affected hotel within our portfolio still exceeded comparable 2019 levels during the third quarter. These resorts: The Ritz-Carlton Sarasota, The Ritz-Carlton St. Thomas, The Ritz-Carlton Reserve Dorado Beach, and Pier House Resort all collectively nearly doubled comparable 2019 in Total Revenue. The Ritz-Carlton Sarasota, whose market had the most significant impact from Hurricane Ian, still finished September with $5.5M in Total Revenue, a 68% increase over comparable 2019. We are incredibly proud of our portfolio’s resilience and support to their communities.

Moving on to capital investment, we have invested heavily in our portfolio over the last several years to enhance our competitive advantage. These investments uniquely position our portfolio to benefit from the pent-up demand that we are currently seeing in our markets. In 2022, we recently completed a restaurant patio addition at the Park Hyatt Beaver Creek and converted underutilized office space into event space at The Ritz-Carlton St. Thomas. We are nearing completion of the guestroom renovation at the Marriott Seattle Waterfront. We are also currently converting an underutilized pool to expand the current fitness center and add meeting space at The Clancy San Francisco. Overall, we anticipate spending approximately $40 - $50 million on capital expenditures this year and approximately $70 - $80 million in 2023.

While we are reaping the benefits of several strategic initiatives that we have rolled out in the past, such as the Bardessono villas, complete rebuild of The Ritz-Carlton St. Thomas, and key additions at The Ritz-Carlton Sarasota, to name a few, we are already launching new initiatives to enhance an already remarkable portfolio. Some of these include expanding partnerships with residential rental programs, developing underutilized land, and key additions. With these new projects underway, we are confident that the team will continue to drive the portfolio to new heights.

I will now turn the call back over to Richard Stockton, for final remarks.

Richard Stockton

Thank you, Chris.

In summary, we continue to be pleased with the trends we are seeing at our hotels driven by strong leisure demand at our luxury resort properties and recovery of our urban properties. We see a clear path for continued strength in our future financial results. We are well positioned moving forward, with a solid balance sheet and a unique, diversified portfolio. We look forward to updating you on our progress in the quarters ahead.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

Thank you for joining us on our third quarter earnings call. We look forward to speaking with you again on our next call.